Exhibit 23.1

The following consent is in the form that will be signed upon completion of the 1-for-20 reverse stock split of the common stock of NXP Semiconductors N.V., described in Note 1 under paragraph “Reverse stock split” to the consolidated financial statements and assuming that from April 16, 2010 to the date of such completion no other material events have occurred that would affect the accompanying financial statements and disclosure therein.

/s/    KPMG Accountants N.V.

Consent of Independent Registered Public Accounting Firm

The Board of Management and Stockholders of NXP Semiconductors N.V.

We consent to the use of our report dated April 16, 2010, except as to note 33 which is as of May 24, 2010, with respect to the consolidated balance sheet of NXP Semiconductors N.V. (formerly KASLION Acquisition B.V.) as of December 31, 2009, and the related consolidated statements of operations and comprehensive income, cash flows, and changes in equity, for the year ended December 31, 2009, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Amstelveen, the Netherlands,                     , 2010